UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Under § 240.14a–12

Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

Carl Berg, David M. Dean and Michael Knapp

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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STRATUS SHOULD BE SOLD

The Berg Group

10050 Bandley Drive

Cupertino, CA 95014

May 25, 2016

Dear Fellow Stratus Stockholders:

I write to you as the largest stockholder of Stratus Properties Inc., or Stratus. Among other things and as discussed below, I have been of the opinion that Stratus is too small, too unfocused and too leveraged given its cash flow to be successful as a public company. Please review and consider the fate of the real estate companies who were deemed peer companies to Stratus for executive compensation purposes just over nine years ago.

“Peer Group”

In our opinion, there are no true peer group companies that compare to Stratus, which goes to the heart of why we believe Stratus should be sold. Its market capitalization has bounced around between $50 million and $150 million since late 2008, until just prior to my Schedule 13D filing in December 2015 describing the submission of my stockholder proposal and my intent to nominate two individuals to the Stratus Board. Given its market capitalization, Stratus is a tiny company by public real estate company standards and is classified as a micro-cap company. Within that micro-cap company, Stratus is operating three distinct businesses: (1) operating the hotel and entertainment property it owns in downtown Austin, Texas; (2) building grocery-store anchored strip shopping centers on land it does not own, a business plan it embarked upon within the past two years; and (3) developing its land holdings located in a three-mile radius in Austin. According to its SEC filings, Stratus’ total debt has ballooned to approximately $275 million and virtually every asset is encumbered by debt. In my experience, substantially all successful public real estate companies have an area of focus or concentration. For example, there are numerous public companies specializing in hotel ownership and development. Likewise, there are dozens of dedicated strip shopping center REITs. Many have multi-billion-dollar market caps, with dozens or hundreds of properties.

A 2005 third-party compensation study commissioned by the Stratus Board was completed by FPL Associates. FPL selected nine public companies as a “peer group” for Stratus, specifically referencing the size of market capitalization as a criterion for being a peer of Stratus. As discussed below, seven of those nine companies no longer exist in their previous form, having been acquired, merged into other companies, liquidated or delisted. For many of those companies, insufficient scale is directly referenced in public filings, press releases or statements regarding the companies or can be easily inferred as a reason for such results. The following is the language from pages 8 and 9 of Stratus’s April 5, 2007 proxy statement.

“Role of Compensation Consultant

At the end of 2005, the committee engaged FPL Associates Compensation to perform a comprehensive review of our executive compensation program, which we previously conducted in 2001. FPL conducted a comprehensive benchmarking study for our two senior executive officers after identifying two comparative peer groups consisting of private and public real estate companies. The private real estate peer group consisted of the following companies, each of which either had significant land holdings or development capabilities: Carson Companies, The Empire Companies, Flagler Development Company, Hillwood Development Company, Industrial Developments International, SunCal Companies, Trammell Crow Residential, Watson Land Company, WISPARK LLC, The Woodlands and Woolbright Development, Inc. The public size-based peer group consisted of the following public real estate investments trusts and one public real estate operating company that historically had similar total capitalization to our company: AmeriVest Properties, Inc., AmREIT, BNP Residential Properties, Inc., Feldman Mall Properties, Inc., Monmouth Real Estate Investment Corporation, Presidential Realty Corporation, Roberts Realty Investors Inc., Thomas Properties Group, Inc. and United Mobile Homes, Inc.”

STRATUS SHOULD BE SOLD

Fate of Public “Peer Group” Real Estate Companies

Below is a brief description of what has become of each of the companies in the public peer group.

AmeriVest Properties, Inc.

Adopted a plan of liquidation in response to a demand from a shareholder, citing in part that “A liquidation would generate proceeds substantially in excess of Amerivest current depressed stock price, which has fallen by almost 50% since the beginning of the year and returned to levels last seen in the mid-1990s”; “As the company’s depressed stock price and dividend elimination indicate, Amerivest is not viable as a stand alone micro-cap REIT….” The company was liquidated and dissolved in December 2007. See October 31, 2005 press release.

AmREIT

In December of 2008, AmREIT announced that its board of directors approved the privatization of the company. The CEO stated: “For several years we believe there has been a substantial disconnect between the underlying value of our portfolio….and the market price of our stock.” The company was delisted and ceased trading on December 19, 2008. See December 1, 2008 press release.

BNP Residential Properties, Inc.

The company was acquired in February 2007. BNP Chairman stated “the merger allows our shareholders the opportunity to fully realize the market value of BNP’s assets.” See August 31, 2006 press release.

Feldman Mall Properties, Inc.

Delisted in July 2008 after loan defaults and subsequently merged into another company. See June 30, 2008 Albany Business Review and Bloomberg Company Overview.

Monmouth Real Estate Investment Corp.

This is one of two companies that continues to operate as a public company in the same form as when the compensation study was completed. With a March 31, 2016, market capitalization of $769 million, it is considered “small” by industry standards, even though it had 3.8X the market capitalization as Stratus at March 31, 2016. Monmouth specializes in industrial properties and has double the assets of Stratus. It owned interests in 93 operating properties at September 30, 2015. As reported in the company’s most recent Form 10-K, in 2015 its general and administrative expenses (“G&A”) were $6.2 million. Based on information in its SEC filings, Stratus’s expensed G&A is running approximately $8 million annually, which does not include Stratus’ significant capitalized G&A.

Presidential Realty Corporation

Initially delisted in 2009. Liquidation plan adopted in 2011. The successor is trading in the pink sheets with total assets of under $3 million. See CRSP/Ziman Real Estate Data Series Notes (September 2009 monthly update), Schedule 13D filed November 14, 2011, and Yahoo Finance.

Roberts Realty Investors, Inc.

On June 30, 2011, Roberts Realty announced that it had retained an investment bank to explore strategic alternatives. Ultimately, a third party purchased newly issued shares and assumed control. The market cap today is $30 million. At least 80% of this company is held by insiders, and the name of the company has been changed. See June 30, 2011, and January 30, 2015, PR Newswire announcements, and Yahoo Finance.

STRATUS SHOULD BE SOLD

Thomas Properties Group, Inc.

Merged with Parkway properties in December 2013, citing among other things increased “scale.” See September 5, 2013 NAREIT/REIT.com article.

United Mobile Homes (now called UMH Properties)

This the second and only other public peer group company listed in the last compensation study that continues to operate as it did at the time of the study. UMH is a REIT specializing in the ownership of mobile home communities. According to its SEC filings, it is slightly larger than Stratus, with a market capitalization of $260 million, though it owns and operates over 90 properties and lists assets of $600 million, almost 40% more than Stratus. As reported in its Form 10-K for 2015, its annual G&A was slightly less than Stratus’s at $7.3 million in the most recent fiscal year. Its performance over the years has almost mirrored Stratus up until the date of my Schedule 13D filing. Its shares are down 33% since the end of 2005 (virtually identical to Stratus’s performance up until my Schedule 13D filing in December 2015.) UMH is also considered a micro-cap REIT and does have the tax advantages of being a REIT.

I believe that, just as most of the other companies discussed above, Stratus lacks the scale, business focus and capital to succeed as a public company. The Company claims that its five-year plan announced in April 2015 will solve all of our company’s ills and bring new value to stockholders. To me, it is completely senseless to wait for the remaining part of that five years to realize value that could be realized today, especially considering the execution risk inherent in a leveraged, micro-cap land and development company. History is a great teacher, and we should learn from the experiences of other similarly situated companies.

I DO NOT WANT TO ENGAGE IN A “FIRE SALE” OF STRATUS

Stratus states again and again in its recent communications to you that my strategy, presumably as reflected in my stockholder proposal, is to have a “fire sale” of Stratus. THOSE STATEMENTS ARE FALSE. Investopedia.com defines “fire sale” as “a sale of goods or assets at heavily discounted prices.” Ask yourself this: If my strategy for Stratus is to engage in a “fire sale” of Stratus and, thus, to sell Stratus at a heavily discounted price, why would I be spending upwards of $500,000 to pursue the effort in which I am engaged? What incentive is there for me to push for a sale of Stratus at a heavily discounted price and “leave money on the table,” especially when I am Stratus’ largest stockholder? If I wanted to sell, or was even willing to sell, my Stratus shares at a heavily discounted price, I believe I could have done so previously and could still do so and not have to go to the expense or effort of soliciting your proxy. DO NOT BELIEVE STRATUS’ SCARE TACTICS.

IT IS TIME FOR A CHANGE

Please consider my proxy materials carefully, consider the practicality of the company’s five-year plan, vote your GOLD proxy card and support the Berg Nominees and my stockholder proposal.

Sincerely,

Carl Berg

STRATUS SHOULD BE SOLD

The views expressed in this letter represent the opinions of Carl Berg and are based on publicly available information with respect to Stratus Properties Inc., or “Stratus.” Carl Berg recognizes that there may be confidential information in the possession of Stratus that could lead Stratus to disagree with Mr. Berg’s conclusions. Mr. Berg reserves the right to change any of his opinions expressed herein at any time as he deems appropriate and disclaims any obligation to update the information or opinions contained in this letter, except to the extent required by law.

Certain financial metrics and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. No assurance or guarantee is given with respect to the prices at which any securities of Stratus will trade, and such securities may not trade at prices or within any price range that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Mr. Berg herein are based on assumptions that Mr. Berg believes to be reasonable as of the date of this letter, but there can be no assurance or guarantee that actual results or the performance of Stratus will not differ from such projections and estimates and such differences may be material.

This letter is provided merely as information and as proxy solicitation materials and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This letter does not recommend the purchase or sale of any security. Certain members of the Berg Group currently beneficially own shares of Stratus. It is possible that there will be developments in the future that cause one or more of the members of the Berg Group from time to time to sell all or a portion of their holdings of Stratus in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions generally identify forward-looking statements. The projected results and statements contained in this letter that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Participants (as defined below). Although the Participants believe that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this letter, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this letter, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Participants will not undertake and specifically decline any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this letter to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Carl Berg filed the definitive proxy statement and an accompanying proxy card with the SEC on May 17, 2016, and mailed those documents to you. The Berg Group is using that proxy statement, proxy card and this letter to solicit proxies in connection with the 2016 Annual Meeting of Stockholders of Stratus, including any adjournments, recesses, postponements or delays thereof (the “2016 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and all other documents of the Participants related to the solicitation of stockholders of Stratus in

STRATUS SHOULD BE SOLD

connection with the 2016 Annual Meeting because they contain important information, including additional information relating to the Participants. Mr. Berg’s definitive proxy statement and a form of proxy has been mailed to and has otherwise been made available to all stockholders of Stratus. These materials and other materials filed by Mr. Berg in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Mr. Berg with the SEC will also be available, without charge, by directing a request to Mr. Berg’s proxy solicitor, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. By telephone, for Bankers and Brokers, please call TOLL-FREE 800-662-5200; for Stockholders, please call TOLL-FREE 877-849-0763; or by email at bergproxy@morrowco.com.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Berg Group’s proxy materials, please call or email

Morrow & Co., LLC at the telephone numbers or email address listed below:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call TOLL-FREE: 800-662-5200

Stockholders Call TOLL-FREE: 877-849-0763

Email: bergproxy@morrowco.com

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